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                                                                EXHIBIT 99.1


           INSITUFORM TECHNOLOGIES, INC. ELECTS STEPHANIE CUSKLEY
              TO BOARD OF DIRECTORS, MEMBER OF AUDIT COMMITTEE


         CHESTERFIELD, Mo., -- July 14, 2005 -- Insituform Technologies, Inc. (Nasdaq National Market: INSU)("Insituform") announced today the election to the board of directors of Stephanie A. Cuskley, formerly managing director at JP Morgan Securities Inc., increasing the size of the board to nine. Cuskley was also named to the audit committee.

         Cuskley led the formation of the investment banking coverage group that focuses exclusively on middle-market and mid-cap size clients located in the northeast and mid-Atlantic. Previously she served as managing director and project manager of the leadership effort at JP MorganChase, leading a cross-functional team in the development and rollout of a firm-wide culture change effort. Cuskley also was a managing director in the high-yield corporate finance operations.

         She also serves as a commissioner for the New York City Commission on Women's Issues and as co-chair of the commission's economic development subcommittee, leading the creation of the first annual New York City Women's Small Business Award.

         Insituform Chairman Alfred L. Woods commented, "Stephanie is a valuable addition to the board. Her wide-ranging investment banking experience and financial background will result in meaningful contributions to the board's deliberations."

         Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water, and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.


CONTACT:
Insituform Technologies, Inc.
Christian G. Farman, (636) 530-8000